COCA-COLA PLAZA
ATLANTA, GEORGIA

BRIAN J. SMITH                                 ADDRESS REPLY TO:
PRESIDENT                                     P.O. BOX 1734
EUROPE, MIDDLE EAST AND AFRICA GROUP                                ATLANTA, GA 30301

__________

404-676-9818
                             FAX: 404-598-9818
brismith@coca-cola.com

October 17, 2018

Manuel Arroyo
Mexico City, MX

Dear Manuel,

We are delighted to confirm your promotion as President, Asia Pacific Group to job grade 22G with an effective date of January 1, 2019. You will report to me. The information contained in this letter provides details of your promotion.

•	Your principal place of assignment will be Singapore. Your employer in Singapore will be Pacific Refreshments Pte. Ltd.

•	If you have not done so already, you will formally separate from any local employer in your home country. We will be providing you with documentation relating to that separation shortly.

•	Your annual base salary for your new position will be $525,000.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive is 125% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors. The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position, and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary. Because this represents an increase from your prior target level, you will have an additional 2 years, or until December 31, 2024, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to $10,000 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
To support your transition to Singapore, you will participate in the Global Mobility Policy and be provided standard benefits of that program. In addition, the Company will continue to pay for schooling and related fees incurred in Spain for your children for the remainder of the current school year. The Company will also reimburse for up to three additional business class tickets for you to travel to Spain to visit your family during this time. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignment.

•
If you have not already done so, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

•	This letter is provided as information and does not constitute an employment contract.

Manuel, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Brian Smith

Brian Smith

c:    Jason Gibbins
Executive Compensation
Executive Services
Global Mobility

I, Manuel Arroyo, accept this offer:

Signature:     _____/s/ Manuel Arroyo_________________

Date:         _____10/17/2018______________________